Exhibit 10.1

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made and entered into by and between Omega Protein Corporation, a corporation organized under the laws of the State of Nevada (the “Company”), and                     , an individual (“Grantee”) on the 1st day of July, 2013 (the “Grant Date”), pursuant to the Omega Protein Corporation 2006 Incentive Plan (the “Plan”). The Plan is incorporated by reference herein in its entirety. Capitalized terms not otherwise defined in this agreement shall have the meaning given to such terms in the Plan.

WHEREAS, Grantee is a director of the Company, and in connection therewith, the Company desires to grant to Grantee                      shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), which is calculated with a value of $50,000 on the Grant Date based on a price per share of common stock of $          , which represents the average high and low stock prices of the Common Stock or the New York Stock Exchange on the Grant Date, subject to the terms and conditions of this Agreement and the Plan, with a view to increasing Grantee’s interest in the Company’s welfare and growth; and

WHEREAS, Grantee desires to have the opportunity to be a holder of shares of the Common Stock subject to the terms and conditions of this Agreement and the Plan;

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.      Grant of Common Stock and Administration.

Subject to the restrictions, forfeiture provisions and other terms and conditions set forth herein (i)the Company grants to Grantee                      (          ) shares of Common Stock (“Restricted Shares”), and (ii)Grantee shall have and may exercise all rights and privileges of ownership of such shares, including, without limitation, the voting rights of such shares and the right to receive any dividends declared in respect thereof. This Agreement and its grant of Restricted Shares is subject to the terms and conditions of the Plan, and the terms and conditions of the Plan shall control except to the extent otherwise permitted or authorized in the Plan and specifically addressed in this Agreement. The Plan and this Agreement shall be administered by the Committee pursuant to the Plan.

2.      Transfer Restrictions.

(a)     Generally. Grantee shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any Restricted Shares. The transfer restrictions imposed by this Section 2 shall lapse as to 100% of the Restricted Shares on the day that is six months and one day after the Grant Date; provided, however, that, subject to Sections 3 and 4, Grantee then is, and continuously since the Grant Date has been a director of the Company. The Restricted Shares as to which such restrictions so lapse are referred to as “Vested Shares.”

(b)     Dividends, etc. If the Company (i) declares a dividend or makes a distribution on Common Stock in shares of Common Stock, (ii) subdivides or reclassifies outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) combines or reclassifies outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the number of shares of Grantee’s Common Stock subject to the transfer restrictions of this Section 2 may be proportionately increased or reduced so as to prevent the enlargement or dilution of Grantee’s rights and duties hereunder as determined by the Committee in its sole discretion. The determination of the Committee regarding such adjustments shall be final and binding.

(c)     Change in Control. If there is a Change in Control (as defined in the Plan) of the Company, the transfer restrictions of this Section 2 shall automatically cease as of the date immediately preceding the Change in Control, and all the Restricted Shares shall be 100% vested.

3.      Forfeiture.

If Grantee’s position as a director of the Company is terminated by the Company or Grantee for any reason other than as described in Section 4 below, then Grantee shall immediately forfeit all Restricted Shares which are not Vested Shares. Any Restricted Shares forfeited under this Agreement shall automatically revert to the Company and become canceled and such shares shall be again subject to the Plan. Any certificate(s) representing Restricted Shares which include forfeited shares shall only represent that number of Restricted Shares which have not been forfeited hereunder. Upon the Company’s request, Grantee agrees for himself and any other holder(s) to tender to the Company any certificate(s) representing Restricted Shares which include forfeited shares for a new certificate representing the unforfeited number of Restricted Shares.

4.      Disability or Death.

If Grantee’s position as a director of the Company is terminated on account of “Disability” or death, the Restricted Shares shall be 100% vested on the date of Grantee’s Disability or death. For the purposes of this Agreement, Disability shall mean the Grantee’s inability to perform his duties to the Company or an Affiliate on account of mental or physical disability lasting continuously for a period of 90 days or more as determined by the Committee in its sole discretion. Grantee hereby agrees to provide Committee with access to such information as necessary for the Committee to make such determination and Grantee hereby agrees to provide the necessary consents for the Committee to have access to such information.

5.      Issuance of Certificate.

(a)     The Restricted Shares may not be Transferred until they become Vested Shares. Further, the Restricted Shares may not be transferred and the Vested Shares may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws, any rules of the national securities exchange on which the Company’s securities are traded, listed or quoted, or violation of Company policy. The Company shall cause to be issued a stock certificate, registered in the name of the Grantee, evidencing the Restricted Shares upon receipt of a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear the following legend:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE OMEGA PROTEIN CORPORATION 2006 INCENTIVE PLAN AND A RESTRICTED STOCK AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND OMEGA PROTEIN CORPORATION. A COPY OF THE PLAN AND A RESTRICTED STOCK AGREEMENT ARE ON FILE IN THE CORPORATE OFFICES OF OMEGA PROTEIN CORPORATION

Such legend shall not be removed from the certificate evidencing Restricted Shares until such time as the restrictions imposed by Section 2 hereof have lapsed.

(b)     The certificate issued pursuant to this Section 5, together with the stock powers relating to the Restricted Shares evidenced by such certificate, shall be held by the Company. The Company shall issue to the Grantee a receipt evidencing the certificates held by it which are registered in the name of the Grantee.

6.      Tax Requirements.

(a)     Taxes and Tax Withholding. This grant of Restricted Shares is subject to all federal, state, local taxes domestic or foreign and the Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan and this Agreement.

(b)     Share Withholding. With respect to tax withholding required upon any taxable event arising as a result of this Agreement, Grantee may elect in whole or in part to have the Company withhold shares of Common Stock having a Fair Market Value on the date the tax is to be determined in an amount equal to the minimum statutory total tax which could be imposed on transactions of this type, or such amount as the Committee in its discretion may allow. (In the absence of any IRS or other applicable guidance, the date the tax is to be determined shall be deemed to be the date of receipt of income arising from such taxable event.) All such elections shall be made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate. Any fraction of a Share required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash by the Grantee.

7.      Miscellaneous.

(a)     Certain Transfers Void. Any purported Transfer of shares of Common Stock or Restricted Shares in breach of any provision of this Agreement shall be void and ineffectual, and shall not operate to Transfer any interest or title in the purported transferee.

(b)     No Fractional Shares. All provisions of this Agreement concern whole shares of Common Stock. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

(c)     Not an Employment or Service Agreement. This Agreement is not an employment agreement, and this Agreement shall not be, and no provision of this Agreement shall be construed or interpreted to create (i)any right of Grantee to have any employment with the Company, serve as a director with the Company or provide services to the Company or any of its Affiliates.

(d)     Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the address indicated beneath its signature on the execution page of this Agreement, and to Grantee at his address indicated on the Company’s records, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

(e)     Amendment and Waiver. This Agreement may be amended, modified or superseded only by written instrument executed by the Company and Grantee. Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than Grantee. The failure of any party at any time or times to require performance of any provisions hereof, shall in no manner effect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement in one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term or condition.

(f)      Governing Law and Severability. This Agreement shall be governed by the internal laws, and not the laws of conflict, of the State of Nevada. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

(g)     Successors and Assigns. Subject to the limitations which this Agreement imposes upon transferability of shares of Common Stock, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and Grantee, and Grantee’s permitted assigns and upon death, estate and beneficiaries thereof (whether by will or the laws of descent and distribution), executors, administrators, agents, legal and personal representatives.

(h)     Community Property. Each spouse individually is bound by, and such spouse’s interest, if any, in any Shares is subject to, the terms of this Agreement. Nothing in this Agreement shall create a community property interest where none otherwise exists.

(i)      Entire Agreement. This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

(j)      Compliance with Other Laws and Regulations. This Agreement, the grant of Restricted Shares and issuance of Common Stock shall be subject to all applicable federal and state laws, rules, regulations and applicable rules and regulations of any exchanges on which such securities are traded or listed, and Company rules or policies. Any determination in which connection by the Committee shall be final, binding and conclusive on the parties hereto and on any third parties, including any individual or entity.

(k)     Independent Legal and Tax Advice. The Grantee has been advised and Grantee hereby acknowledges that he has been advised to obtain independent legal and tax advice regarding this Agreement, grant of the Restricted Shares and the disposition of such shares, including, without limitation, the election available under Section 83(b) of the Internal Revenue Code. Grantee acknowledges that none of the Company, its Affiliates or any of their officers, directors, employees or agents guarantee or are otherwise responsible for any tax consequences to Grantee in connection with this Agreement, the Restricted Shares or the vesting or disposition thereof under any federal, state, local domestic or foreign law.

8.      Counterparts.

This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and. the same instrument.

9.      Grantee’s Other Acknowledgments.

The Grantee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all the terms and provisions of the Plan and this Agreement. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

COMPANY:

OMEGA PROTEIN CORPORATION

By:
Name:
Title:

GRANTEE: